UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2018

Aileron Therapeutics, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

281 Albany Street Cambridge, MA		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 15, 2018, Aileron Therapeutics, Inc. (the “Company”) announced that Joseph A. Yanchik III had resigned as President and Chief Executive Officer of the Company and as a member of the Board of Directors of the Company (the “Board”), effective as of May 15, 2018.

The Company also announced that John Longenecker, Ph.D., had been appointed as interim President and Chief Executive Officer of the Company, effective as of May 15, 2018, to serve while the Company conducts its search for a new chief executive officer.

Dr. Longenecker, age 70, has provided independent consulting services to biopharmaceutical companies since April 2008. He also served as president and chief executive officer and as a director of HemaQuest Pharmaceuticals, Inc., a biopharmaceutical company focused on the development of therapeutics for blood diseases, from September 2010 until March 2014. From February 2002 to January 2009, Dr. Longenecker was president and chief executive officer and a member of the board of directors of Favrille, Inc., a publicly traded biopharmaceutical company. He has served as a director of Pacira Pharmaceuticals, Inc., a specialty pharmaceutical company, since July 2007. Dr. Longenecker holds a B.S. in chemistry/education from Purdue University and a Ph.D. in biochemistry from The Australian National University. He was a post-doctoral fellow at Stanford University from 1980 to 1982.

Employment Agreement with Dr. Longenecker

In connection with his appointment, Dr. Longenecker entered into an employment agreement with the Company on May 15, 2018 (the “Employment Agreement”) under which Dr. Longenecker agreed to serve as the Company’s President and Chief Executive Officer on an interim basis. Pursuant to the Employment Agreement, Dr. Longenecker will be paid a base salary at a rate of $43,558.33 per month, which is based on an annualized base salary of $522,700. Following the end of each calendar year that Dr. Longenecker is employed by the Company or following the termination of his employment following the hiring of a new chief executive officer, he is eligible to receive a discretionary performance bonus of up to 50% of his annual base salary based on the achievement of performance milestones set by the Board or the Compensation Committee of the Board. The amount of such bonus and the achievement of such milestones will be determined by the Board in its sole discretion. Dr. Longenecker will also be entitled to receive reimbursement for reasonable expenses incurred in connection with travel to and working in Massachusetts.

Pursuant to the Employment Agreement, the Company has granted Dr. Longenecker options to purchase 30,000 shares of common stock of the Company under the Company’s 2017 Stock Incentive Plan. The options will have an exercise price equal to the closing price of the common stock on May 15, 2018. The options will vest in full on the earlier of September 15, 2018 or the date on which Dr. Longenecker’s employment is terminated in connection with the Company’s hiring of a new chief executive officer.

Dr. Longenecker was not selected as interim President and Chief Executive Officer pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the Company and Dr. Longenecker and no family relationships between Dr. Longenecker and any of the directors or officers of the Company.

Separation Agreement with Mr. Yanchik

In connection with his resignation on May 15, 2018, Mr. Yanchik entered into a separation and release of claims agreement with the Company (the “Separation Agreement”) providing for the terms of Mr. Yanchik’s separation from employment with the Company, including his resignation from his positions as President and Chief Executive Officer and as a member of the Board.

Under the Separation Agreement, the Company has agreed to provide Mr. Yanchik with the following separation payments and benefits consistent with his employment agreement: (i) salary continuation payments, in equal installments in accordance with the Company’s regular payroll practices, in an aggregate amount equal to one year of Mr. Yanchik’s base salary ($522,700), for 12 months following the effective date of the Separation Agreement; (ii) payment on Mr. Yanchik’s behalf of the monthly premiums for group health and/or dental insurance coverage under COBRA until the earlier of the date that is 12 months after the effective date of the Separation Agreement or the date on which Mr. Yanchik becomes eligible to receive group health insurance coverage through another employer; (iii) accelerated vesting by six months of all stock options held by Mr. Yanchik; (iv) an extension of the exercise period of all of Mr. Yanchik’s outstanding options for 24 months following Mr. Yanchik’s resignation from the Company and (v) eligibility for a performance-based bonus of up to $87,166 based on the Company’s achievement of previously-agreed performance milestones for 2018, as determined by the Board in its sole discretion.

The Separation Agreement contains mutual releases, subject to customary exceptions, and covenants not to solicit or disparage and to cooperate with the Company. The Separation Agreement will become effective on the date that is seven days after the date Mr. Yanchik executes the agreement.

Item 9.01.	Financial Statements and Exhibits

The following exhibit relating to Item 5.02 shall be deemed to be furnished, and not filed:

Exhibit No.	Description

99.1	Press Release, dated May 15, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aileron Therapeutics, Inc.

Date: May 16, 2018	By:	/s/ Donald Dougherty
Donald Dougherty Chief Financial Officer